Exhibit 99.2
Conference Call Transcript PFCB — Q3 2008 P.F. Chang’s China Bistro, Inc. Earnings Conference Call EVENT DATE/TIME: OCT. 22. 2008 / 1:00PM ET
CORPORATE PARTICIPANTS
Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO
Rick Federico
P.F. Chang’s China Bistro, Inc. — Chairman & CEO
Russell Owens
Pei Wei Asian Diner — President
Bert Vivian
P.F. Chang — President
CONFERENCE CALL PARTICIPANTS
John Glass
Morgan Stanley — Analyst
Destin Tompkins
Morgan Keegan — Analyst
Brian Moore
Wedbush Morgan — Analyst
Jeff Farmer
Jefferies & Co — Analyst
David Tarantino
Robert W Baird — Analyst
Joe Buckley
Banc of America — Analyst
Steven Kron
Goldman Sachs — Analyst
Nicole Miller
Piper Jaffray — Analyst
Keith Siegner
Credit Suisse — Analyst
Brad Ludington
KeyBanc Capital Markets — Analyst
John Ivankoe
JPMorgan — Analyst
Bryan Elliott
Raymond James — Analyst
Tom Forte
Telsey Advisory Group — Analyst
Matt DiFrisco
Oppenheimer — Analyst

Jeffrey Bernstein
Barclays Capital — Analyst
Larry Miller
RBC Capital Markets — Analyst
Mitch Speiser
Buckingham Research — Analyst
Greg Ruedy
Stephens, Inc — Analyst
Paul Westra
Cowen & Co — Analyst
Fitzhugh Taylor
Thomas Weisel Partners — Analyst
David Rainey
Akre Capital — Analyst
PRESENTATION
Operator
Welcome and thank you for standing by. I want to welcome you to the P.F. Chang’s China Bistro third quarter 2008 earnings release conference call. Your lines have been placed on listen-only until the question and answer session of the conference. (OPERATOR INSTRUCTIONS) Today’s conference call is being recorded. If you have any objections, you may disconnect at this time. I would now like to turn the call over to Mr Mark Mumford, Chief Financial Officer of P.F. Chang’s China Bistro. Please go ahead, sir.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Thank you, and welcome to P.F. Chang’s third quarter 2008 earnings call. In our Management comments and responses to your questions, certain items may be discussed which are not based entirely on historical facts. Any such items should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Such risks and uncertainties include factors more completely described in this morning’s press release and the Company’s filing with the SEC. With that I will turn the call over the Rick to begin.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & CEO
Good morning, everyone. Joining me today are Bert Vivian, President of P.F. Chang, Russell Owens, President of Pei Wei Asian Diner, Mike Welborn, our Chief Administrative Officer, and Mark Mumford our CFO. I will have some very brief opening remarks followed by Russell’s update on Pei Wei, Bert’s on the Bistro, and then Mark’s financial review. And we will close with a question and answer period. The short version of my comments are that the third quarter was pretty strong in spite of current conditions. However, we expect more bumps as we work through the fourth quarter. As you all know the economic climate has worsened over the past quarter, particularly during the month of September. As you would expect, this challenging environment continued to take it’s toll on our top-line and as a result our third quarter revenues did not meet our internal forecast. I will address EPS achievement compared to our internal expectations shortly.
Like most retail companies, we saw further declines in guest traffic at both concepts during the quarter. I could go on about all the contributing macroeconomic factors, but I will not spend time rehashing all the negative news we hear each day. What I do want to talk about is our continued focus on those things within our control and the ongoing operational improvements we are achieving. As you’ve read in today’s release, during the quarter we made the difficult decision to close ten of our underperforming Pei Wei restaurants. This decision was a result of a rigorous evaluation of the Company’s entire store portfolio, which took into account past, present and projected future operating performance. Our remaining 155 Pei Wei locations are in a much healthier place than the ten stores we are closing.
While these decisions were incredibly hard because of the personal and professional impact they have on all of our people, we believe these actions are necessary to help strengthen Pei Wei’s future financial performance and enable us to focus on enhancing operating efficiency to ensure long-term value for our employees, our guests and our shareholders. Russell and Mark will provide you with additional details regarding these store closures. We also saw our operations team continue their efforts to enhance profitability at both concepts and saw strong results during the quarter, particularly in the labor area. At Pei Wei we rolled out our evolution profitability initiative to most of our stores during the third quarter. We are encouraged by the early results of these enhancements throughout the system, as management turnover rates declined and we begin to see meaningful improvements in labor and cost of sales.

Some of these positive efforts were offset by traffic decline, but as those trends reverse Pei Wei will be in a much better place. Russell will add more color in his report. At the Bistro, our operations teams continued to generate positive improvements in both labor and cost of sales despite the challenge of revenue declines. We are proud of this year’s Bistro’s profitability initiative, which were designed to enhance our guest experience, while at the same time leveraging back of the house efficiencies. And again, Bert will give you more color in his report. We continue to focus on spending our support dollars as efficiently as possible, which has produced a continuing favorable G&A trend and improved leverage, particularly in our shared services. All in all, between the successful initiatives at both concepts and increased leverage of our G&A costs, our third quarter earnings exceeded our internal expectation despite the extremely tough operating environment.
This of course excludes the one time cost related to our Pei Wei store closures, which we believe will provide near-term benefits to our profitability. Turning to development. Last quarter we updated you on our latest thinking regarding capital allocation and our 2009 development plans. At that time we believed it would be possible to open 12 to 14 new Bistros next year. At this point it looks like we will open only eight to ten Bistros in 2009, as a few more locations did not materialize as we had planned. Again, this is not a permanent reduction in our long-term development plan and we will continue to be opportunistic in the future. At Pei Wei we continue to anticipate opening six to ten new restaurants next year, as we strategically select sites that help us fill in some of our newer and existing markets. Other than these few new locations, our primary focus for Pei Wei in 2009 will be completing the successful implementation of our current profitability initiative.
We are fortunate to have a strong balance sheet and concepts that produce significant cash flow. In today’s environment these factors can be the difference between success and failure for many companies. We are competent that we can leverage these advantages and ensure our long-term success. To that end we plan to maintain our cash and short-term borrowing flexibility. We will be very thoughtful before undertaking any capital transactions. We are in this business for the long haul and we’ll never make any action in the near-term that will hamper our future opportunity. As we’ve said before, we believe that the longer this economic cycle lasts and casual diners dine out less frequently, the more likely these new behaviors will continue resulting in a permanent shift in dining out pattern. We believe the combination of our high quality. differentiated menu offering, superior service, and extraordinary value will help us succeed now and in the future.
We have always shown great appreciation for our guests and now more than ever we are truly grateful to each and every guest who walks through our doors and we are going to do whatever we can to make sure they want to come back. Finally, we believe that our brands would work well in the international market. We have engaged in conversations with potential partners and potentially look to our first agreements to be completed in 2009. I’ve always believed that our respective businesses should be led by strong and dedicated leaders. I have asked Mike Welborn, who has been our Chief Administrative Officer to head up this dedicated effort. We would expect these relationships to be through a license agreement, where we would receive ongoing royalties, but we do not plan on directly investing our capital into these ventures. We will keep you informed as we progress. With that I will turn it to Russell.
Russell Owens — Pei Wei Asian Diner — President
Thanks, Rick. Good morning, everyone. Thanks for joining us. Our comp sales were fairly close to expectations through the first two months of the quarter, but worsened in September. That, coupled with the loss revenues associated with hurricane Ike, resulted in comp sales of negative 2.9% for the quarter. The hurricane affected our comps by 50 basis points for the quarter and 180 basis points for September. Our 2.5% affective price increase is being mostly offset by product mix changes, as our guests continue to order fewer appetizers and trade down to our lower priced bowls, resulting in a slight year-over-year increase in the size of our average transaction by approximately 0.5%. We opened six new locations this quarter, one in Philadelphia, two in Florida, one in Houston, one in Minneapolis and one in Washington DC. For the balance of this year we will open one more location in Florida, one in Texas, one in Phoenix, and one in Orange County, California, bringing our total to 25 new openings for 2008.
For the quarter our overall revenues were below our expectations, again, mostly due to hurricane Ike, with 13 Houston area restaurants closed anywhere from two to 15 days, losing an estimated $460,000 in sales. Our cost of sales improved 30 basis points from the second quarter, and were ten basis points better than last year due to project evolution initiatives and poultry prices offset by other commodity price increases, primarily in wok oil. Labor costs improved by 20 basis points from the second quarter and 100 basis points from last year, as productivity gains and other savings associated with our project evolution initiatives begin to take affect. Operating expenses increased 130 basis points from Q2 and 230 basis points from last year, driven mostly by additional $870,000 in marketing expenses and the cost associated with production and installation of the new project evolution menu.

In addition, we saw an 80 basis point increase in utility costs versus prior year, due to rate increases ranging from 11% to 16%, across our system. Occupancy costs, depreciation and amortization costs were all on target in terms of dollars. Now an update on our initiatives. As Rick said, we continue to see a significant improvement in our managerial retention rates. We are about 80% complete with the rollout of our project evolution initiatives surrounding management staffing changes and key employee training. This month we will begin to rollout a more robust integrated labor scheduling tool designed with the help from SRE outside experts in this area. As you recall, this is the initiative where we reviewed all aspects of our operations for productivity improvements, time and motion efficiencies, and cross training opportunities. We expect this tool will ultimately improve our concept-wide labor costs by 100 basis points over and above our other project evolution improvements.
Based on this project’s test results, it takes four to six weeks for the improvements to be realized and we will not have all restaurants on the program until the end of the fourth quarter. Thus the positive impact of this initiative should really show up in our first quarter 2009 results. Our advertising initiatives are winding down for 2008. We are pleased with the results of the programs executed in the third quarter. Our research indicates that the message resonates very well with our guests and the results in most markets lifted sales sufficiently to produce bottom-line return. The marketing team will continue to evaluate post program sales trends, the effectiveness of the various tactics and begin to develop the 2009 plan, which we will share with you next quarter. Now onto the restaurant closures. We took a hard look at all of our restaurants’ current performance, reviewing the trade area potential and site quality with the help of our new real estate evaluation tool.
And considering the expected future improvements associated with project evolution, we made the tough decision that these ten locations across seven markets do not have the potential to meaningfully add value to our financial returns and it makes economic sense to close these restaurants. As you read in the press release, there is a $7.5 million pretax asset write-off in the third quarter financials, as well as costs associated with lease termination, severance and relocations expected in the fourth quarter. Our current best guess that these fourth quarter costs is approximately $2.5 million to $3 million. Going forward, we expect our pretax income to improve by approximately $2 million annually by the elimination of the restaurants and operating margins to improve on a consolidated basis by 70 to 80 basis points.
The hardest part of decisions like this is the impact it has on our people. We would not be successful without the tremendous commitment and efforts of our thousands of teammates across the Pei Wei system. We are working very hard to place as many of our folks in these locations into other Pei Wei and P.F. Change’s restaurants as possible. And finally, our 2009 development, as Rick said, has not changed from previous guidance. We expect to open six to ten new Pei Wei locations, all in existing markets. With that I will turn it over to Bert.
Bert Vivian — P.F. Chang — President
Thank you, Russell. Good morning, everyone. From a revenue perspective, the third quarter for the Bistro was a swing and a miss. Over all Bistro revenues increased 9% year-over-year. However, our comps continued their sequential slide, posting a decline of 3.1%. Viewing our comp system by state, only nine states posted positive comps, while 27 declined year-over-year. On a weighted basis, Arizona, California, Florida, and Nevada continued their drag on our system, accounting for 78% of our total comp store sales decline. From a day part standpoint, both lunch and dinner showed negative sales trends year-over-year. Furthermore, the sales declines were fairly evenly spread between lunch and dinner, as well as weekday and weekend business. In short, July and August, July and August were not pretty. September was just plain ugly.
Once again, our team did a terrific job of managing their business, notwithstanding the difficult sales environment. Cost of sales came in 20 basis points better than last year. In addition, labor declined 60 basis points year-over-year, driven primarily by improved efficiency and scheduling in the back of the house. Our operating expenses increased 120 basis points year-over-year, driven by increased utilities, about 60 basis points, and advertising, about 70 basis points. All in all our cash margins at the Bistro decreased about 10 basis points to 17.3%. We are expecting a very difficult holiday season. Accordingly, we are forecasting our average weekly sales to decline 5% year-over-year, which, if we are correct, would be the highest rate of decline that we have ever experienced at the Bistro.
We did not open any new restaurants during the third thinker. We will open seven new restaurants in the fourth quarter, one of which opened on Monday in Annapolis, Maryland. As Rick mentioned, our fourth quarter development will bring us to 189 Company owned restaurants systemwide. We continue to peal back our development plans for next year. Last quarter we mentioned a development plan of 12 to 14 new Bistros. As we stand here today, it looks to be more like eight to ten new restaurants in 2009, with all but one of the openings scheduled for the second half of the year. From a menu standpoint we are pleased with our most recent menu additions, the bulk of which augmented our grill offerings. We are currently planning our next menu change in late January, early February of next year. At this time, we do not expect to make any material price changes with that menu.

As we move through the current quarter, we will lap our last price change, consequently, our pricing will be flat year-over-year when we enter the new year. We increased our advertising spend in the third quarter and we expect roughly the same level of spend in the fourth. For the year we had targeted approximately 1% of sales for our total marketing effort. And it appears that we will be pretty close to that target by year-end. We, like every other retail or hospitality business, will be attempting to woo people in during the holiday season. The next 60 days or so should prove to be very, very interesting. With that I’m going to turn it over to Mark.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Thanks, Bert. I want to take a minute and recap and consolidate the numbers you heard Bert and Russell share. Consolidated revenues for the quarter were $298 million, a 10% increase over the third quarter of 2007. Bistro revenues grew 9%, primarily driven by a 13% increase in sales week for the quarter, partially offset by negative comps of 3.1%. Since Q3 of 2007 we have added 20 new Bistros, ten of which opened this year. Pei Wei sales increased 17%, primarily as a result of new store openings. Comp sales for the quarter were down 2.9%. Since Q3 of 2007, we have opened 28 new locations, a 20% increase. Based on current conditions, we now expect consolidated revenues to increase between 11% and 12% for 2008, down from our previous guidance of 12% to 13%. Turning to cost of sales. Over the past few quarters we talked about expecting to see 20 to 30 basis points of overall pressure during 2008.
As we review our cost of sales results year-to-date and look at the remainder of this year, we now expect cost of sales to be about flat for fiscal 2008. This is the result of the positive impact of operating initiatives at both concepts, combined with a unanticipated poultry rebate in Q3. If poultry prices remain at the current level, we could see similar savings in Q4 As we look forward to next year we have locked in our 2009 contract pricing for a number of our major commodities, while we continue to negotiate with our suppliers on others. Specifically, we have now locked in 100% of our anticipated 2009 flank steak usage at pricing levels that are relatively consistent with the current year. We have also contracted for all of our 2009 pork needs at pricing that is slightly favorable to 2008. We have contracted for all of our 2009 wok oil usage at prices that are higher than 2008. This will add about 30 to 40 basis points of pressure in both concepts.
Our culinary teams at both the Bistro and Pei Wei are working on various initiatives that may enable to us lower our full usage and thus lessen the impact of higher wok oil pricing on cost of sales. Our rice contract runs through Q1 of 2009 and we are proactively looking to lock in pricing for the remainder of next year when conditions are advantageous. We are still negotiating our 2009 poultry contract. We have not yet completed pricing agreements for our 2009 seafood needs. However, we are currently anticipating slightly higher seafood pricing in 2009. This is due to a forecasted tightening of shrimp supply, as well as potentially higher sea bass pricing. Net net we expect to see a slight increase in commodity costs for 2009, with the biggest unsettled variables being chicken and seafood. Now turning to labor.
We continue to see progressive improvement in our labor line this quarter, as we achieved an 80 basis point reduction in labor compared to last year. Both concepts have executed their operating initiatives extremely well and our results show the benefit of these efforts, particularly given the declining sales environment in which we operate. As expected we saw an increase in operating expenses for the third quarter as we spent a good portion of our marketing dollars at each concept during the period. We also saw higher utility rates, which contributed to the overall increase compared to last year. Minority interest continued to steadily decline as a percentage of sales, as we are realizing the benefit of our buyouts of Bistro partnership interest over the past two years. Since the beginning of fiscal 2007, we have purchased over 78% of our Bistro partnership interest.
Q3 2008 consolidated G&A expenses decreased 30 basis points compared to prior year, including the impact of corporate bonus in the current year. Excluding the impact of corporate bonus, G&A expenses actually declined almost 70 basis points as a percentage of sales. Depreciation expense at both concepts increased as a percentage of sales, primarily as a result of decreased leverage on the top-line. Interest expense for the quarter was $895,000 compared to $10,000 in Q3 of 2007. A the end of the third quarter we continued to have $80 million borrowed under a revolving line of credit. This compares to $30 million borrowed as Q3 of 2007. As Rick and Russell discussed in their remarks, we plan to close ten of our Pei Wei restaurants during the fourth quarter. As a result of that decision, we have recognized a noncash charge during Q3 of $7.5 million pretax related to asset impairment for these locations. This charge impacted our diluted EPS for the quarter by $0.19.
Excluding this onetime item, EPS from continuing operations was $0.31 for the quarter, a 48% increase over prior year, primarily driven by lower development costs. On a year-to-date basis, excluding the asset impairment charge, EPS from continuing operations was $1.10 compared to $1.00 earned through the third quarter 2007. We anticipate recording fourth quarter restructuring charges related to lease terminations and severance payments for those Pei Wei store closures. While making the decision to close restaurants is never easy, we believe these actions will help improve the overall health and profitability of Pei Wei. We anticipate an improvement in Pei Wei’s restaurant level operating margin of 70, 80 basis points in 2009 as a result of the closures. As many of you have noticed, we ended up with a credit this quarter in our income tax expense line and our year-to-date number is around 21%.

This is due to several factors, which I will attempt to explain at a high level. If anyone wants to go through the detail, please give me a ring after the call and I will do my best to walk you through it. On the Q2 earnings call we told you our tax rate for the year was going to be around 26%. So let’s start there. The biggest factor driving our tax rate to 21% year-to-date number is a $7.5 million Pei Wei impairment charge, which is taxed at the statutory rate of 38%. To a much lesser degree, we also benefited from a gain that resulted from a change in estimate related to amended returns. Keep in mind that the Pei Wei restructuring charge and the related tax impact will be moved to discontinued operations during Q4. We expect the tax rate from continued operations to be in the 24% to 25% range for the year. Hopefully that isn’t too confusing.
On to the forecast. Since we last spoke, the pressure facing the consumer have intensified and we expect these conditions to continue for the foreseeable future, as the current negative economic environment plays out. While gas prices have finally started to ease, we believe that the recent financial meltdown and lack of liquidity in the financial markets will continue to squeeze consumers for sometime to come. Although we remain confident in the relevance of our brand and the superior operational execution by our management teams, due to the continuing and projected declines in guest traffic at both concepts, we remain cautious about the remainder of 2008 and fiscal 2009. At this time we have slightly reduced our full year 2008 earnings expectations from continued operations to $1.34 to $1.40, which excludes the impact of the third quarter asset impairment charges and anticipated fourth quarter restructuring charges related to Pei Wei store closures.
We anticipate reflecting such charges as well as all historical operations related to the closed Pei Wei stores within discontinued operation affective Q4. Now turning to the balance sheet and cash flows. We ended the quarter with $24 million in cash, consistent with where we were at the end of fiscal year 2007. Borrowings on our credit line remained at $80 million versus $85 million at the end of last year. Net cash provided by operating activities through the third quarter was $100 million compared to $84 million for the first three quarters of 2007, an 18% increase. On the investing and financing side for the first nine months of ‘08 we spent $6.8 million on the repurchase of minority interest. That’s down from $11.7 million through Q3 of 2007. We did not repurchase any shares during Q3. We purchased $10 million of stock so far this year, which still leaves us with $40 million remaining on our current authorization that expires in October of ‘09.
We have used $69 million in CapEx so far this year, down significantly from the $116 million spent during the first nine months of ‘07. We are forecasting 2008 CapEx to range from $95 million to $105 million, which will equate to between $75 million and $85 million net of tenant improvement allowances. We are also still projecting cash from operations for 2008 of between $140 million and $145 million, which means we are expecting between $35 million and $45 million of free cash flow to be generated for the year. Our fully diluted share count for the quarter was just under 24 million, down almost 10% from the 26.556 million diluted shares at Q2 of 2006 when we began our repurchase program. Lastly our next earnings call will be on February 11, 2009, when we will discuss the results of the fourth quarter. With that, I’m going to turn the call back over to the operator to open up for questions. Operator?
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS) John Glass with Morgan Stanley, your line is open.
John Glass — Morgan Stanley — Analyst
Thanks. Mark, just first of all on the tax rate if you could just clarify what is the rate that you used to get to the $0.31 this quarter?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
$0.25 cents would be the rate that we are using from continued operations. The biggest driver of our, the negative tax rate that you’re seeing for this quarter and the 21% you are seeing year-to-date is going to be the impairment charge. That tax is calculated at the statutory rate of 38%, which significantly drives down our affective tax rate for this quarter and for the year. We also have some noise in the provisions for additional recoveries from filing amended returns as well. We trued up our rate base on reduced income estimates. But for the most part what you are seeing and noticing is the impact of that impairment charge.
Operator
Your next question comes from Destin Tompkins with Morgan Keegan.

Destin Tompkins — Morgan Keegan — Analyst
Thanks, my question is for Bert. Bert, when you look at the sales initiative you have rolled out at the Bistro over the last year, whether it is the grill menu, the mini desserts, lunch bowls and then most recently the advertising, is there anything maybe you would do differently or maybe plan to do differently as you move into 2009?
Bert Vivian — P.F. Chang — President
Well, Destin, if I could wiggle my nose I would like for more people to come to our restaurant. I think strategically I think what we’ve tried to do is offer those guests that do come to our restaurant an opportunity to either have a robust veal at P.F. Chang from a price standpoint or if they are concerned about the money in their jeans, they can come in and have a great meal with great service and a great ambiance and frankly not pay a lot of money. That’s been the overriding strategy, if you will.
The lunch bowls have certainly had an impact on our lunch business. We since their introduction, they have been a nice mix for us at lunch. I think the grill menu has been very successful, certainly at the dinner day part. It is tough to say this in light of our current year performance, whenever you have negative comps it’s tough to speak too positively about all of your initiatives. But at the end of the day I think we are well positioned right now as we move into 2009. I mentioned in my comments that we are going to add a couple of things to the menu in January, early February. I think again a couple of good additions will again continue on that same theme of offering people both a slightly higher price point and a slightly lower price point in order to make sure that we are covering all of our bases.
Operator
Brian Moore with Wedbush Morgan.
Brian Moore — Wedbush Morgan — Analyst
Good morning. I have a clarification on Pei Wei. I guess first, am I to understand that you are expecting the full 100 basis point margin improvement at the brand from the labor tool in Q1. And then is that on top of the benefit from closing those ten stores?
Russell Owens — Pei Wei Asian Diner — President
Yes. That is correct.
Brian Moore — Wedbush Morgan — Analyst
Then just really my question I guess is, it would seem that the drag from those ten units is pretty significant. I’m wondering if you could speak to the number of remaining Pei Wei units that were open prior to this year that have restaurant level margins of less than 5% or however you might quantify units that are on the bubble. And also whether or not you might review those units in the next two quarters for additional possible store closures.
Russell Owens — Pei Wei Asian Diner — President
Well first of all we review all our performance on a ongoing basis. We took a long view with this analysis of every restaurant in our system and tried to consider the projected improvements of project evolution and the new labor tool and evaluate the market potential of the trade area with our new real estate tool to see where we thought sales might go over the next 12 to 24 months. These are the ten locations that we felt like made sense to close. We don’t anticipate any more closures, but we will continue to evaluate this on a go-forward basis. I couldn’t the answer in terms of how many locations are under a certain percentage. We looked at this economically, restaurants that are not making money, restaurants that have negative cash flow and return on investment that we don’t think can get to where it needs to be.
Operator
Jeff Farmer with Jefferies & Company.
Jeff Farmer — Jefferies & Co — Analyst
Great, thank you, You touched on this but the total advertising spending at both concepts doubled in ‘08 to about $12 million. What’s the early read on next year, just if you guys will peel back any of those dollars considering the consumer environment.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
And you are right, our Q3 marketing spend added some pressures, 74 basis points at the Bistro, about 100 basis points at Pei Wei. The tough economic environment certainly makes it tougher for us to measure the results, to say the least. However, we do believe that we are getting return for those marketing dollars that we are spending. We continue to believe that in a tough economic environment when consumers are even more discriminating about choosing who they spend their hard dollars with, it is more important to communicate with them. We are lucky, the most important affective marketing approach always starts with having a great product, a guest love, and will always be a focal point for our organization.

I think we have learned a lot through our marketing initiatives that we’ve had in 2008 and we like the results that we’ve seen to date and we are going to utilize those results to optimize our marketing initiatives in 2009. It’s still early for us, so I can’t give you an exact of how much we are going to spend in 2009. As we begin to firm up those numbers and when we talk to you again at the end of Q4, we will be happy to share more of those thoughts.
Operator
David Tarantino with Robert W Baird.
David Tarantino — Robert W Baird — Analyst
Hi, a question for Bert. Bert, just wondering how the average check lift is going to play out in your mind as you move through Q4 and cycle some of the roll out with the grill. Is the average weekly sales assumption that you mentioned assuming less benefit from check than you have been seeing recently?
Bert Vivian — P.F. Chang — President
David, no. I haven’t made any changes in my thoughts with respect to check. The negative five average weekly sales that we are forecasting is assuming that check — the differential doesn’t move too much. We were expecting a bad quarter this quarter. I wish I could tell you differently. The fact is nobody knows what is going to happen this holiday season. I wish somebody could tell me and I could tell you exactly what we are going to do. It is going to be an interesting 60 days, as I mentioned. If its better than we hoped, then I think we will do better than what we’ve talked about today. If it’s worse, then we will do worse. As we lap the grill, particularly as we move into next year, I think you are going to see certainly less of an increase in our average check and you will begin to see that moderate as we move through 2009.
Operator
Joe Buckley with Banc of America.
Joe Buckley — Banc of America — Analyst
Thank you. Bert, I think Russel quantified the comp impact from the hurricanes on the September, the month of September comp. I realize it is going to be a bigger number at Pei Wei than the Bistro, I would assume, because you do likewise for the Bistro?
Bert Vivian — P.F. Chang — President
Certainly, Joe. We have hurricanes every year, so I don’t spend a whole lot of time worrying about that. But it’s probably somewhere in the 75 to 100 basis points in September.
Operator
Steven Kron with Goldman Sachs.
Steven Kron — Goldman Sachs — Analyst
Great, thanks. Two questions. I guess, first Bert, is there a similar kind of portfolio review process, if you will, going on with the Bistro as there was, I guess, at Pei Wei and maybe you can talk about the performance of maybe the bottom 5% of your stores versus maybe the average that we see. Secondly, Rick, I guess a big picture question. You say that this is not a permanent pullback in the development pace of the Bistro, but you also indicated that kind of your belief is that the longer we stay in a more difficult economic environment the more permanent, perhaps, guest behaviors might become. If we stay in this for a bit and consumers come out of this a little bit different in their ability or willingness to spend, do you ultimately see the same market opportunity out there for the Bistro and why not slow on a more permanent basis.
Bert Vivian — P.F. Chang — President
Steven I will take the easy question. I will let Rick handle that hard one. With respect to the Bistro, like Russell, we review our operations every quarter, every year. At this point in time, we are not taking any steps with respect to any of our restaurants. Every concept regardless of how successful they are has a bottom 5%. I’m not going to spend any time talking about our bottom 5%. Obviously they perform worse than the rest or they wouldn’t be in the bottom 5%. We have a very healthy system. I think our results speak for themselves. If we could ever get sales moving in the right direction again, I think we are probably more efficient today than we have ever been. If there is a silver lining to the sales malaise that we have been through over the last year or two, it is that our operators have really done a great job of focusing on those areas that they can continue to improve their game without compromising our guest experience. And again, if we could ever get the sales winds behind us I think you will see some very nice results in the future. I’ll turn it over to Rick.

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & CEO
Thinking about the development opportunity again, we are going to continue to use the same barometer that we have used from the very beginning or initial stages of the development of the Bistro. As long as we are hitting our return on invested capital hurdles, and we are clearing that, we are going to continue to look for opportunities. The barometer that we would use for a more permanent slowdown in development would be that those returns start to fall below the thresholds that we are comfortable with. At this particular point in time most of our development reduction has been a function of two things, one has been the availability of the quality of real estate that we would typically look for.
I’m sure you’re all aware that developers and other retailers are cutting back on development, which has caused a little bit of pressure in terms of new opportunities for the Bistro to look at. And as credit markets start to loosen up and as retail business starts to improve, we should start to see business starts or opportunities start flowing back the other direction. At this point in time to make an assumption that we would be or make a statement we would be cutting back long-term development opportunities for the Bistro based just on the current circumstance is not something that we would be currently considering.
Operator
Nicole Miller with Piper Jaffray.
Nicole Miller — Piper Jaffray — Analyst
Good afternoon. I just wanted to — well my question really is this, we have been running into some cases where the landlords actually can’t get the financing for the development of a mall or lifestyle center. So even though the capacity could be committed for from the retailers and restaurants, they’re not able to get the lending cap sheet build out that structure. I’m just wondering how much that has factored or been factored in or influenced your decisions to again pull back on development at both Bistro and Pei Wei.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & CEO
I would say that that is a significant portion of the reduction from our original forecast and our original plan. If you think about the development cycle for either one of our two concepts, you’re typically about 18 months ahead of the game in terms of identifying locations, signing of leases and starting the development process. And often times the development process will start in advance of the signing of the lease. As we look into 2009 projects that had been identified that didn’t start, I don’t have the exact number in front of me, but a relatively large percentage of our reduction in 2009 development has been a function of exactly that. The center is either not going to be built, at least for the time being where they couldn’t get the financing in order to do the portion of it.
Another piece was we went through in light of, again, that same time line, an 18 to 24 month development time line, we went back in to each of the locations that we had identified and re-scrubbed all of the criteria for a positive site selection to make sure that conditions hadn’t changed and we actually found a handful of locations where we had anticipated road construction to be completed or housing projects to be completed or other retail and traffic generators to have been completed and found that, in fact, some of that had not been done. In those cases we chose to stop negotiating or to not push forward with the project or in one or two cases we negotiated an opportunity to delay that decision out as far as in the middle of 2010. It’s really a combination of a variety of factors that is driving the real estate decisions today.
Operator
Keith Siegner with Credit Suisse.
Keith Siegner — Credit Suisse — Analyst
Thank you. Question for Russell. I assume that the units that you have opened thus far in 2008 were opened on the new improved real estate selection program. But you still have some of the lowest average unit volumes in the system based on that class year. I was just curious, could you tell us a little bit about where margins and returns are, returns on investment are for this year’s openings maybe minus what the hurdle rates are for those new investments as well?
Russell Owens — Pei Wei Asian Diner — President
Well, Keith, most of those restaurants we opened this year were, again, sites approved in late ‘06 to in the middle of ‘07 and didn’t use the tool because we started using the tool within the last six months. We had changed the site selection process, there were more and different people involved in the approval process couple of years ago, so they were affected by that change. But I think we are reasonably happy with the results of the openings this year, they are in markets that are relatively new markets. Not new in terms of the first in the market but ‘07 — they were new markets in ‘07 that we continue to fill in aggressively in ‘08. So we expected them to be below say opening another restaurant in Dallas or Phoenix. In terms of return, I think we show that supplemental schedule somewhere in our disclosures on the website. You can look at return by class, I don’t have that information in front of me, but I think they generally are performing at or where we thought they would perform in the first year.

Operator
Brad Ludington with KeyBanc Capital Markets.
Brad Ludington — KeyBanc Capital Markets — Analyst
Thank you. I just have two really brief questions. First, for Russel, I was wondering if you could comment on the timing, expected timing of the ten closures, Pei Wei closures in the fourth quarter and for Mark, just to follow-up on that initial question on the tax rate, on a pro forma basis if I tax the $7.5 million at 38%, I get a $1.8 million tax expense on the pro forma statement at about a 19.5% tax rate. Is that roughly what we should use?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & CEO
Let Russel answer first while Mark (multiple speakers).
Russell Owens — Pei Wei Asian Diner — President
And I’ll talk real slow. All ten of these locations will close as of the close of business tonight. We had all employee meetings this morning and this will be the last day of business in all ten of these locations. We will actually place our management team at these restaurants for the next three to five days. Signs will be up but we will have employees and managers at those locations greeting the guests that show up expecting to have a great Pei Wei meal, giving them a complimentary meal to go visit a nearby Pei Wei, if one exits, and if one doesn’t exist we will offer our sincere apologies. Appreciate their patronage.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I will try, I don’t know that I fully understand your question. Right now from continued operations we are projecting 24%, 25% tax rate from continued operations. When we add in the $7.5 million Pei Wei impairment, that brings us down to the 22%, 21.5%, something like that. And then from the amended returns, we are seeing a benefit of about 1%, roughly $300,000. But if you’re looking at it from where we are for trying to go up from Q2 to Q3 on a year-to-date basis, also recall for Q1 and Q2 we are booking closer to 26% and as we’ve change our expectations on earnings, we have also brought that rate down to 25%. So you’re going to see a 1% impact from that as well.
Operator
John Ivankoe with JPMorgan.
John Ivankoe — JPMorgan — Analyst
Hi, thanks, a couple of questions if I may for you Bert, actually the first one. Your disclosure just continues to be amazing in terms of what you report and so it allows us to really focus in on some details and so I will just take advantage of that and ask a very specific question. In the third quarter your 04, 05 and 06 class, which in total was about 56 units out of 182, were amongst the lowest or in fact the lowest in average weekly sales and also some of the lowest in same store sales. Is there any way that you can talk about those units as a class, 04 to 06. Something that you have learned from those unit, something that you were experiencing? And if there is a reason to think that 07 and 08 won’t follow at similar progression as those did?
Bert Vivian — P.F. Chang — President
Sure, John. Unfortunately we have been talking about the 04, 05 class for sometime now. If there is anything that we have learned it’s not to open restaurants in new burgeoning suburban areas right before the economic winds change. We’ve got a number of restaurants and unfortunately a number of those restaurants are in California in suburban areas and frankly we thought there were rooftops coming, we thought there was development coming, and a lot of that has slowed. It’s certainly impacted our ability to drive higher levels of sales. The thing that we try to maintain some level of balance with all this. I think that the economic winds will turn eventually. California is not going to continue the way they are forever. At least I hope not.
And there will be a point in time in the future when we will be having this conversation and we will talk about the great growth that we are seeing in those two classes, specifically, as well as 06 a little bit. No question that they are underperforming versus other classes. As we look at 07 and 08 I think you’re seeing healthier volumes in those classes. I would be very surprised if we saw those classes drop to the levels that the 04, 05 class is currently exhibiting. But I have been surprised before. I think what that would mean is if the economic environment we are in continues to get worse and continues for a long time. Is that helpful?

Operator
Your next question is from Bryan Elliott with Raymond James.
Bryan Elliott — Raymond James — Analyst
Good afternoon. Maybe I will take a stab at helping defer a lot of follow-up calls on the tax rate. What would, if we interpolate what you have given us, what would we come out with for a Q4 operating tax rate, Mark?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
24% to 25%.
Bryan Elliott — Raymond James — Analyst
Okay, that’s what I — okay. Russel, a question for you. You’ve talked about the initiatives, the menu changes, et cetera, hopefully providing 200 — 250 bps, if memory serves, obviously we continue to see sales pressure and deleverage, but if you sort of strip that out, if you can, I don’t know if you can really isolate it that well, but are you essentially meeting plan with the menu evolution?
Russell Owens — Pei Wei Asian Diner — President
I will try to go through a real quick simple math to strip that out. I think if you look at third quarter year-over-year our net restaurant operating income margins are down 170 basis points. 100 of that is advertising on a year-over-year basis. 40 of that is the menu rollout cost of project evolution. 15 basis points of that was payments to the employees during our closed down time in Houston with hurricane Ike, with no sales associated with that. There is about, I’d say, 60 to 70 basis points in deleverage of sale and the balance is utility cost about 80 basis points. That’s close to 300 basis points of negative pressure year-over-year.
There is 100 basis point improvement in labor, which is due to project evolution and other productivity gains and the balance that gets us to 170, is another 30 basis points throughout. I feel like we are on track, discounting the sales deleverage, that I would expect fourth quarter to pick up another 50 or so basis points getting as close to 200 basis points that we hope to get in project evolution by year-end. Then on top of that we will see, hopefully in the first quarter, the SRE new labor scheduling give us another 100 basis points. So short answer is yes and hopefully that numbers kind of make a little bit of sense.
Operator
Tom Forte with Telsey Advisory Group.
Tom Forte — Telsey Advisory Group — Analyst
Great, thank you. The first question I had was to the extent that you’re starting to see gas prices come down, what are your thoughts there regarding that you may see a pick up in consumer spending and potentially an increase in restaurant sales?
Bert Vivian — P.F. Chang — President
Tom this is Bert. No question that if it costs people less money to fill up their cars, that helps with disposable income, which we hope would help with respect to restaurant sales. It’s not a light switch by the way. I think that all of this you have to take in the context of anything that’s going to help the consumer from a discretionary income standpoint will obviously be direct net at the margin positive for us and others in our industry. To the extent that heating oil comes down and it doesn’t cost as much for utilities in the fourth quarter and through the winter that will be helpful. Unfortunately, there’s probably some other things (inaudible) it for right now. Hadn’t asked if you want to talk specifically about gas, yes, at the margin it helps.
Operator
Matt DiFrisco with Oppenheimer.
Matt DiFrisco — Oppenheimer — Analyst
Thank you. Just a couple of points I might have missed. I don’t know if you mentioned where those stores are closing or if you can give us some characteristic about the age. And then Mark, with respect to the cash flow numbers you gave for the annual, do they correspond with the recurring EPS or do you have included in there also cash severance charges and other things that might be incurred in the fourth quarter. And then my last question, G&A, there has been some questions here about, I guess, if you were permanently to look at the environment that we are in now and the rate of growth that you have as a permanent growth rate, how much — could you give us a guess of how much or an estimate of what you would expect you could reduce in G&A going forward if this is the world we are living in going forward for the next five years of say ten or less Bistros, is there infrastructure that you’re holding on to for a brighter day when we can grow faster embedded in G&A today.

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & CEO
I will take the last part of it and let Mark go into the other. There is clearly an opportunity in a longer, slower growth environment to gain greater leverage both at the shared services level as well as at the operating level. The simple, the reduction of simple pressure of having to open and shepherd new businesses is very different than an environment where you have less of that and so you ought to be able to leverage the talents of your team a little bit more affectively. We continue to believe that there is a right balance through this period of maintaining an appropriate level of growth opportunities in front of the business and as we continue to kind of push through this, we will continue to make adjustments. We have done some things internally in terms of reallocation of some talent that helped us in the third quarter and we’ll continue to evaluate those opportunities as we push forward. I think there was a question about where the stores are closing.
Russell Owens — Pei Wei Asian Diner — President
Sure, five of those are in California. Three in Sacramento, one in LA, one in San Diego. The two locations in Minneapolis, one location in Las Vegas, one location in Denver and one location Providence, Rhode Island. In terms of the age, about 50% of them were prior to 07. And the other 50% were early 07. So it is an 05 to early 07 kind of range of openings.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
As far as the cash flow, we certainly did consider the Pei Wei impairment charge and the severance and so forth. The $7.5 million impairment charge is a noncash, so it is not going to affect our cash flow. The severance charge of roughly $200,000 is a cash charge that we will see in Q4. We will also take at least impairment charge in Q4, but once again that’s going to be a noncash charge for us in Q4.
Operator
Jeffrey Bernstein with Barclays Capital.
Jeffrey Bernstein — Barclays Capital — Analyst
Great. Two questions. First, Russell, if you could just talk a little bit more about the Pei Wei underperformers and kind of the analysis you did. Other than the real estate site selection, I’m just wondering whether there are kind of broader similarities or potential leanings you can have on the, your future openings. And then for both Russell and Bert, just wondering in terms of the pricing opportunity, I believe, Bert, you mentioned no plans for incremental pricing to start ‘09, so the Bistro is going to be flat. Just wondering whether that’s similar at Pei Wei and then perhaps why not take at least some pricing, especially if it’s prevalent across the industry. I know you don’t want to scare away even further traffic, but just wondering whether you’re seeing any, perhaps, value concerns or you are cautious around kind of pushing the average check up any higher from here? Thanks.
Russell Owens — Pei Wei Asian Diner — President
I will go first on the ten closures. These are all just basically poor real estate selections. For a variety of reasons, some of it’s accessibility, some of it’s visibility, some of it’s being in a pretty good location in the wrong trade area where there is not a large number of our core customers. Using the most recent tools we have talked about over the last couple of quarters and understanding who our core customers are and how they use us, has been a huge benefit to evaluate these trade areas going backwards and more importantly future locations looking forward. And they were low sales performers, generally in high in areas that are high cost of doing business like California. There is not all, but a fair number of these, as Bert mentioned to you earlier, are in newer high growth suburban areas that are impacted more severely by the current macroenvironment.
And just there was no real potential economic upside we could see, even given with our improvements in spending the time and energy to get these stores moving forward. Our time and energy would be better spent on the balance of the restaurants than new restaurants. In terms of pricing, I would echo Bert’s thoughts, we have no intention of taking pricing at this point based on what we know in terms of our cost structure. I thin at Pei Wei we’ve got the opportunity, as we have talked about ad nauseum, to improve our productivity and our profitability and or margins without passing that onto the guests. Unforeseen price increases in areas that impact our business on the long-term may change our view. But given where we are and where the consume is, have no plan.
Bert Vivian — P.F. Chang — President
I certainly can’t add anything to that. Russel is right on.

Operator
Your next question is from Larry Miller with RBC Capital Markets.
Nicole Miller — Piper Jaffray — Analyst
Thanks. Maybe I could ask that pricing question just one more way to get a little more color from you, Bert. If chicken were to be up substantially next year, would you guys think about defending margins in a different way with price or is it just — how do you view that? Secondly, I don’t know, I apologize if this has been asked. I think you commented that you were planning on maintaining cash and borrowing flexibility and I think we can all appreciate that. But you’re going to generate a gob of cash flow in the next two years and how should we think about how that gets returned to cash flows at what rate given that you’re probably not going to grow at the rate we all thought you were going to grow at in ‘09, possibly even further, thanks.
Bert Vivian — P.F. Chang — President
Larry — oh, gee, I forgot the question now, if chicken prices go up, I’m sorry. The fact is that commodities every year bounce around. Usually we benefit from the fact that we are not beholden to any one commodity. Generally speaking, if something is going up, we have the opportunity to pick up $0.01 or $0.02 when another commodity is going down. I’m not, based on what our supply chain, the only work that they have done this year, preparing us for ‘09. I think some of the things that Mark articulated earlier, we may see a little bit of pressure in cost of sales next year. That’s not my biggest concern. I would not expect us to take any measure of price with respect to commodities.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & CEO
Larry, this is Rick. Let me chat a little bit about cash accumulation and how we might think about that. I would start with this is a relatively new time for the Company. What we need to determine is whether this is a short-term pause or a longer term direction that the Company might move towards a lower growth higher accumulation of cash flows and then figuring out what to do with cash. That’s a new issue for us. In the past it’s been make money, build restaurants, make more money, build more restaurants. So the first step in this is making sure that we accumulate enough dry powder to give us a level of comfortability. I think over the next several months we will engage in thoughtful dialogue that if this in fact prolonged, how we might be able to utilize that task for the benefit of the Company and the benefit of the shareholders and the benefit of the employees, but there is no definitive plans out there right now.
Operator
Joe Buckley with Banc of America.
Joe Buckley — Banc of America — Analyst
Thank you. Just had a couple of follow-up questions. I know you mentioned utility costs at both concepts, is that something that is locked for a while or will the fuel costs, oil costs coming down give you some relief there. And then two others. Just fourth quarter what your marketing spend looks like year-over-year. And then curious, Bert, if the labor scheduling program that Russel is talking about has any application potential at the Bistro or is it something that’s a little bit more fast service oriented.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I will start with the utilities and at the Bistro year-over-year it’s 60 some odd basis points and Pei Wei’s 80, 90 basis points, of which the majority is rate related. For the short-term it’s probably going to be in that range. As you look more over the longer term and fuel prices begin to drop and so forth, we hopefully will get some type of relief on that. Through Q4, I don’t think we are expecting to see, because it takes a while to get those savings into the system. I think we are going to see somewhere in that range in Q4.
Bert Vivian — P.F. Chang — President
Joe, in terms of marketing spend, you’re going to see the same level of spend in Q4 at the Bistro that we had in Q3. I think as a percentage of sales it will probably be slightly higher than the overall target of 1%. We are weighted toward the back half of the year. In terms of labor scheduling, it’s more art than science. There’s lots of tools out there, Russell has found a very good one for the Pei Wei operation. Believe me, if there’s things to learn at the Bistro, we will be very good students of the learning and knowledge that they have their (inaudible).
Russell Owens — Pei Wei Asian Diner — President
And Joe, at Pei Wei in the fourth quarter last year was our heavy marketing spend. We spent about $750,000 and this year we will spend closer to $200,000 in the fourth quarter. We are pretty much done with our media campaign.

Operator
Mitch Speiser with Buckingham Research.
Mitch Speiser — Buckingham Research — Analyst
Thanks. Got one question for Bert, Russell, and Mark. First Bert, can you just talk about your guest satisfaction scores. I believe your traffic trends have underperformed the rest of the industry and I guess maybe some of it has to do with being concentrated maybe in some of the level states, but is there anything on the guest satisfaction scores that has popped up that is hurting the traffic trends?
Bert Vivian — P.F. Chang — President
There are no specific areas of our experience, Mitch, that I would circle and say is keeping people out of our restaurant right now.
Mitch Speiser — Buckingham Research — Analyst
Okay. And Russel just on the labor scheduling, can you just give us couple of examples, because I guess it’s always a little curious when you try to lower relative labor expense when sales are down and wage rates are up and without it impacting the customer or the food quality. Can you give us just a couple of examples of how you are going to be able to improve on you relative labor in this current environment.
Russell Owens — Pei Wei Asian Diner — President
Sure, Mitch. This tool — we’ve always had a labor schedule. This tool is much more interactive with our sales forecasting. It is much more interactive with our actual sales by hour rather than by day or week. It is interactive with our product mix and it is restaurant specific, so each restaurant now can better manage in and out times, it will identify for us opportunities to cross train, so that we can eliminate a body and add a few hours to other of our high performance, high product employees getting a few more hours. We are very sensitive at taking anything away from our guests and in damaging experience and that’s certainly not the goal. It’s high on the list of things not to do. We have been — there is opportunity within our system to just better manage the labor cost with a more robust tool.
Operator
Brian Moore with Wedbush Morgan.
Brian Moore — Wedbush Morgan — Analyst
Hi, just follow-up on existing units and cotenancy. I’m wondering how you have accessed the exposure for each brand to accelerate it. I guess I call it other retail store closures post holiday. And I guess, Rick, I was hoping you could share with us any color from conversations with landlords as well as how you have looked at the cotenancy issue perspectively as you do your quarterly store review.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & CEO
Sure. We are seeing a variety of opportunities across our system where we are losing tenants. One of the very early premises of our real estate selection was that we would try and find locations where the Bistro could operate independent of what was around us. So most of our locations, if you think about them, are in parts of centers where they could actually act almost like a free standing location. So we don’t anticipate quite as much pressure as if we were in the, look at these lifestyle centers, if we were kind of stuck right in the middle of a lifestyle center.
It’s clearly going to be an issue as we push forward with the reduction in growth of what I would call lifestyle retailers. Again, and I said it earlier, I just think the opportunities over the next 24 months are going to be less and less and if there is a silver lining in that, concepts like ours are still at the top of the list from a developer’s perspective because we bring a diverse and relatively affluent client to the marketplace. We are still a cotenant of choice for other retailers that are building and I think that gives us an opportunity, at least minimally, to see the best opportunities that are out there.
Operator
Greg Ruedy with Stephens Incorporated.
Greg Ruedy — Stephens, Inc — Analyst
Thanks, question for Bert. Looks like you are getting some great efficiency in the back of the house at the Bistro. Can you kind of maybe give us some color on what — how you’re getting that? Is that just less labor on the shoulders or reduced food prep. And then what sort of opportunities do you have to grab some other labor savings opportunities into next year.

Bert Vivian — P.F. Chang — President
Greg, it’s — I will tell you that it’s not rocket science. Frankly, it’s just attention to a lot of detail on a shift by shift, day by day basis. We are simply trying to think about our business in a way that if we’ve always done something a certain way, is that the correct method. Is that the right way to go about it. I think our team has done a great job of picking up pennies, nickels and dimes, whether it is from a labor standpoint, whether it is from a food prep standpoint, which ultimately affects the number of hours from a labor stand point. I just think they’ve done a great job and they continue to do that. As we push into ‘09 I think the differential between years will narrow certainly. What I’m hopeful for is that we are able to pick up these savings that you’ve seen this year and simply carry them forward as a overall reduced labor rate in ‘09. Again, if the sun should shine on us from a sales perspective, I think you will see some nice leverage there.
Operator
Paul Westra with Cowen & Co.
Paul Westra — Cowen & Co — Analyst
Hi, guys, just two quick ones here. Can you talk a little bit about wage rate inflation, I’m not sure if you mentioned it yet what it has been and I assume it is curtailing. And then for a quick one for Mark, what tax rate you recommend we use for 2009.
Bert Vivian — P.F. Chang — President
From a wage rate perspective, Paul, this is Bert, it’s actually accelerated a little bit in the fourth quarter, excuse me in the third quarter sequentially from the second quarter. Third quarter wage rate for Bistro over all was plus 6%.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
And for the tax rate I think 26% to 27%. We haven’t given you guys EPS yet. That give us a little bit of room as we try to figure out what the EPS is. What’s wrong with the effect on our tax rate.
Russell Owens — Pei Wei Asian Diner — President
Wage rates at Pei Wei are a little closer to 3%, which is pretty consistent with the past. Hasn’t deceled or accelerated.
Operator
Fitzhugh Taylor with Thomas Weisel Partners. Hi, guys.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & CEO
Hi, Weasel.
Fitzhugh Taylor — Thomas Weisel Partners — Analyst
It’s quite appropriate, I have to admit.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & CEO
That’s like Senator Government.
Fitzhugh Taylor — Thomas Weisel Partners — Analyst
Moving along, Russell, real quick, I just noticed there is some overlap in kind of the store closure areas and where some of the recent and soon to be new unit openings, California, Minneapolis and then a couple of stores in Florida, which has not been real good. Are those units that are in different trade areas, things you just couldn’t kind of pull back from at this point. Did they give you a little trepidation given the markets that they are in. The new units that is.
Russell Owens — Pei Wei Asian Diner — President
Sure, Fitzhugh. We do very well in Florida outside of our Naples location. And this growth in Florida is something I’m excited about. In the California, the location coming up is in Orange County where we do pretty darn well, so it doesn’t give me a lot of trepidation there. The one Minneapolis store is a deal that is at least it’s been signed over two years ago in a project that’s taken forever. I feel better about the site, it is a good site. But based on our performance in Minneapolis, sure, it gives me some cause for concern, but I think we do have a couple of sites in Minneapolis that do reasonably well. They are not on the top of our list, but they are not anywhere near the bottom of our list either. I think we will be okay there. I think that was — Sacramento is a market we struggled in since the beginning, back in 2004, and we are not opening any restaurants, have no plans to go back in the Sacramento any time soon.

Operator
(OPERATOR INSTRUCTIONS) John Glass with Morgan Stanley.
John Glass — Morgan Stanley — Analyst
Thanks. Just two follow-ups, one is just to confirm on Pei Wei, the stores that you closed lost on average $200,000, that’s the $10 million you are getting and are there more stores that are losing money beyond that. And then secondly, Bert, for you and the Bistro, what do you do in the Bistro as you lap the success of the grill rollout next year, is there anything that will stop the inevitable reduction of benefit from the average check next year?
Russell Owens — Pei Wei Asian Diner — President
Just to clarify on the Pei Wei, the ten stores we are closing are not losing $10 million, they are losing $2 million pretax on a annual basis.
John Glass — Morgan Stanley — Analyst
I’m sorry, that’s right. $200,000 a store, I guess, is the point. And there are more money losing stores or is that it?
Russell Owens — Pei Wei Asian Diner — President
Currently outside of new stores with inefficient startup costs, those are the stores that are losing money.
Bert Vivian — P.F. Chang — President
With respect to the Bistro and as we roll into ‘09, clearly we are going to continue to look to the grill to provide great opportunities for our guests. I think that if you look at our product mix this year, as compared to ‘07 where you would find where we’ve had a decrease in dollars spent it happens to be in aps and in our soups and salads, as well as liquor. And I think that, again, hopefully if we can get a little bit more activity from a guest standpoint, people feel a little bit better about the amount of disposable income they have in their jeans, maybe we will see those ap sales pick up again to closer to historical levels. I would love for people to have another glass of wine when they are in our restaurant. We are not going to necessarily look to the grill to be the savior, so to speak,. I think there is a lot pieces to the puzzle, the grill has been a great tool of our and I think it will continue to be a very good tool of ours in the future.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman & CEO
Operator, we’ve got time for two more questions.
Operator
David Rainey, please state your Company.
David Rainey — Akre Capital — Analyst
Yes, it’s Akre Capital. Thank you. I have several questions. One is I understand that this year’s tax rate is going to be in the mid-20s. And I know that for the nine months last year corporate rate was in the mid 20s. Could you just remind me why it’s 10 or 15 percentage points lower than most other companies that is federal tax rate of about 35 and then state and local between 4, 5 and 6. That’s one question. The second is could you just tell us a little bit more and remind us on advertising spend are you focused on newspaper, radio, billboards, what’s the — where is the bang for the buck and are you seeing any pricing trends across advertising media that suggest as you look to finish ‘08 and move into ‘09 you would favor one over the other because of a value proposition.
Then the third question is just as it relates to the four key states that you highlighted earlier that accounted for most the decline in comps, southern California, Arizona, Nevada and Florida. Could you just remind us again what kind of same store comps you were seeing out of those location or those states in particular and roughly what percent of sales they represent today, thank you.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
David, this is Mark. I will address the tax rate. I think if you look at casual dining restaurants you will find the tax rates that are pretty similar. And the reason for that is that we, as a restaurant group, get a FICA tax credit for having our associates report their tips. We get a tip credit that flows back into our affected tax rate. We don’t expect that to change as we look out over the next few years. So we are still projecting for 2009 somewhere in the 26%, 27% tax rate.
Russell Owens — Pei Wei Asian Diner — President
From a marketing prospective, the bulk of our marketing spend has been in the back half of the year. It has been in a variety of initiatives and a variety of combinations of initiatives that have included direct mail, billboards, online, radio, and we are now in the part of the evaluation where we are trying to determine which of those various combinations were most affective and from that we will build our plans into 2009.

Bert Vivian — P.F. Chang — President
In terms of the impact of Arizona, California, Florida and Nevada on the Bistro, they represent, those four states represent about 35% to 36% of our total comp store sales. I’m going to defer on being specific about the performance specifically in those states.
Operator
Larry Miller with RBC Capital Markets.
Nicole Miller — Piper Jaffray — Analyst
I had a question, last question for Bert. It almost feels like everybody in this economy has cut back. Their eating out at restaurants has already done so and yet trends seem to be decelerating and you stated in the beginning the obvious reasons why, it’s clear, but I don’t know if you guys have been able to look at your consumer research. Is it — are you finding that your highest frequency customers are now just reducing their guest frequency or what is it about, what consumer insights can you share with us about dining habits at the Bistro specifically?
Bert Vivian — P.F. Chang — President
I don’t think there is anything that would be new news to you or anybody else, Larry. I think that I mentioned that in the third quarter if you looked at out day parts, whether it be lunch, dinner, whether it’s weekday or weekend, and this is different than the first two quarters, our sales softness was virtually the same across all day parts, across again weekday and weekend. That tells me that the current malaise that we are in hits all parties, whether it’s a guest that comes to us two or three times a week, whether it’s a guest that comes to us once a month or whether it is the guest that comes to us just once a year. We are not — I don’t think that the economic situation that we are in right now is necessarily playing favorites in that regard. I think that we will continue to do the best job that we possibly can, when guests come to our restaurant. I think we are doing that right now. I think that our team is focused on providing a great experience for our guests, this too shall pass.
As I go to the restaurants, as other people go to the restaurants, anecdotally, the experiences that we hear are very good experiences, we are not perfect by any stretch of the imagination. And I am sure that we bond things up everyday across the country. But the fact of the matter is that if someone comes to our restaurant I feel fairly confident that they are going to have a great experience and I am hopeful that the holiday season proves to be better than we think. And I am hopeful that we can serve a lot of great Chinese food to a lot of people over the next 60 days.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I want to thank everyone for joining us here today. We will talk to you again on February 11 to go over the fourth quarter results. Thanks for joining us